Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statements of Additional Information for Voya CBRE Long/Short Fund, a series of Voya Mutual Funds.

/s/ KPMG LLP

Boston, Massachusetts
July 13, 2017